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                                                                   EXHIBIT 10.19

                          AMENDED EMPLOYMENT AGREEMENT

         This Amended Employment Agreement (the "Agreement") made and entered into effective as of February 23, 2004, by and between DATAKEY, INC., a Minnesota corporation (the "Company" or "Datakey"), and ALAN G. SHULER ("Shuler").

                                    RECITALS

         Shuler joined the Company in June 1992 as Vice President and Chief Financial Officer (CFO) and has served in this capacity since that time. On January 1, 1999, the Company and Shuler signed an employment agreement. Effective as of February 23, 2004, Shuler resigned his position and agreed to serve as a non-officer employee pursuant to the terms and conditions of this Agreement.

                                    AGREEMENT

1.       Employment.

         Shuler agrees that for the term of this Agreement, he will assist Tim Russell ("Russell") in the CFO transition and carry out such other duties as Russell may from time to time reasonably require of him. Shuler shall be available an average of 20 hours per week to perform these duties unless otherwise agreed by Russell. Shuler will be required to be in the Company's offices only on an as-needed basis. Shuler will be afforded office space, to the extent it is available, when he is requested to be at the Company's offices. Shuler agrees that he will neither discuss with nor respond to any queries from external parties such as bankers, analysts, customers, investors, etc. relating in any manner to Datakey business matters.

2.       Term of Employment.

         Subject to the terms and conditions hereof, Shuler shall be employed for a term ("Employment Term") commencing effective as of February 23, 2004, and terminating on August 23, 2004.

3.       Compensation.

         a. As compensation for his services to Datakey, Shuler shall be paid a monthly salary of $5.906.25 over the six-month term payable in accordance with Datakey's periodic payment periods.

         b. In addition to his compensation described in 3a above, Shuler will be paid $11,812.50 per month over the six-month term of this Agreement in lieu of any future severance payments which may have become due to him under his employment agreement dated January 1, 1999.

         c. All payments made to Shuler under this Section 3 shall be made subject to normal withholding taxes and health insurance payments required under
Section 7c below.

4.       Other Benefits.

         a. During the term of this Agreement, Shuler will be eligible to continue participation in the 401-K plan subject to such changes as Datakey may adopt from time to time for employees of the Company.

         b. The Company will continue to provide medical and health coverage, under its plans as they currently exist or may hereafter be amended, at the customary employee subsidized rates during the term of this Agreement and for six months thereafter. Thereafter, Shuler and his covered dependents will be entitled to elect to continue coverage under COBRA to the extent it is available. Whether medical and health coverage for Shuler and his family is being provided by the Company or COBRA, such coverage will be discontinued at such time as Shuler obtains new employment which provides medical and health coverage for himself and his family through his new employer.


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                                                                   EXHIBIT 10.19

         c. For the term of this Agreement and for six months thereafter, the Company will continue and pay for supplemental life insurance in the amount of $200,000 for Shuler.

         d. For the term of this Agreement and for six months thereafter, the Company will continue and pay 90% of the premium for supplemental long-term disability insurance paying $4,000 per month.

         e. The Company will provide outplacement counseling of Shuler's choice at a cost of up to $6,000, any such fee to be paid directly to the outplacement counselor.

5.       Termination.

         a. Notwithstanding Section 2 above, the Employment Term shall terminate upon the happening of any of the following events:

                  (i) Mutual written agreement between the Board of Directors of Datakey and Shuler to terminate his employment;

                  (ii) Shuler's death;

                  (iii) Shuler's disability, defined as physically or mentally unable to perform his duties as an employee of the Company for a period of three consecutive months;

                  (iv) For cause (as defined below) upon written notice from the Board of Directors specifying the nature of the cause;

                  (v) Termination by the Company or voluntary resignation by the Shuler for any reason; or

                  (vi) Employment by another company. The parties agree that acceptance of employment that is part-time or temporary in nature and does not interfere with Shuler's agreement to be available 20 hours per week to perform duties assigned by Russell will not be deemed to be cause for termination or a voluntary resignation.

         b. For purposes of this Agreement, "cause" shall include the commission of any felony, any act of fraud or dishonesty in connection with the affairs of Datakey, failure to reasonably perform a task assigned by Mr. Russell, or having unauthorized contacts relating to Datakey business with parties who are not employees, directors or consultants of Datakey. Cause shall not include failure to perform a task if such a task could not reasonably have been performed by an employee working half time. Furthermore, in order for the Company to terminate Shuler for cause because of unauthorized contacts, the Company will have to show that such contacts were made intentionally and with knowledge that they were in violation of this Section 5b.

6.       Payment Upon Termination of Employment for Cause or Voluntary
         Resignation.

         If Shuler is terminated for cause, Shuler shall not be eligible to receive any additional compensation or other benefits except as set forth in this Section 6. The date of termination under this Section 6 shall be on the day the notice of termination for cause is given or the day the notice of resignation is given. Notwithstanding any termination under this Section 6, Shuler shall be entitled to the balance of any payments in lieu of severance due to him under Section 3b above payable over the balance of the term of this Agreement. In any termination under this Section 6, the benefits under Section 4 above will cease.

7.       Payment Upon Termination of Employment Without Cause.

         a. If during the term of this Agreement Shuler is terminated without cause, and without cause shall only include death or mutual agreement, Shuler or his estate shall be entitled to receive his agreed compensation and payments in lieu of severance benefits as provided in Sections 3a and 3b and other benefits under Section 4 for the balance of the term of this Agreement. In addition, the benefits under Section 4, except for 401(k) benefits under Section 4a, will continue to accrue for six months after termination under this Section 7.

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                                                                   EXHIBIT 10.19

         b. The payments provided for under this Section 7 shall, in the event of Shuler's death, be payable to his wife if she survives or, if not, to his estate.

8.       Nondisclosure.

         Except by written permission from Datakey, Shuler shall never disclose or use any trade secrets, sales projections, formulations, customer lists or information, product specifications or information, credit information, production know-how, research and development plans or other information not generally known to the public ("Confidential Information") acquired or learned by Shuler during the course, and on account, of his employment, whether or not developed by Shuler, except as such disclosure or use may be required by his duties to Datakey, and then only in strict accordance with his obligations of service and loyalty thereto. Upon termination of employment, Shuler agrees to deliver to Datakey all Confidential Information in his possession or under his control.

9.       Inventions.

         Any invention, discovery, improvement, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice ("Invention") shall be promptly and fully disclosed by Shuler to the Company, and the Company will hold in trust for its sole right and benefit, any Invention that Shuler, during the period of employment, and for one year thereafter, make, conceive, or reduce to practice or cause to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

         a. Relates to any subject matter pertaining to Shuler's employment with the Company;

         b. Relates to or is directly or indirectly connected with the Company's business, products, projects, or Confidential Information; or

         c. Involves the use of any time, material, or facility of the Company's.

         Shuler hereby assigns to the Company all of his right, title, and interest in and to all such Inventions and, upon the Company's request, shall execute, verify, and deliver to the Company such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Employment Agreement that is necessary to enable the Company to obtain the sole right, title, and benefit to all such Inventions.

10.      Use and Purchase of Laptop Computer.

         During the term of this Agreement, Shuler will have the right to use the laptop computer he is currently using at the office or away from the office. At the end of his employment term, Shuler may purchase the laptop computer at its then current book value. This payment will be deducted from Shuler's last payroll check. Shuler agrees that any Datakey Confidential Information contained in the laptop computer programs, files and records is subject to the disclosure prohibitions of Section 8 above.

11.      Specific Performance.

         Shuler acknowledges that a breach of this Employment Agreement would cause Datakey irreparable injury and damage which could not be remedied or adequately compensated by damages at law; therefore, Shuler expressly agrees that Datakey shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Employment Agreement.

12.      Noncompetition.

         a. For a period of one year after termination of this Agreement for any reason, Shuler will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage in any activity that competes in any respect with Datakey, (ii) contact or in any way interfere or attempt to interfere with the relationship of Datakey with any current or potential customers of Datakey, or (iii) employ or attempt to employ any employee of Datakey (other than a former employee thereof after such employee has terminated employment with the Datakey).

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                                                                   EXHIBIT 10.19

         b. Shuler acknowledges that Datakey markets products throughout the United States and that Datakey would be harmed if Shuler conducted any of the activities described in this Section 12 anywhere in the United States. Therefore, Shuler agrees that the covenants contained in this Section 12 shall apply to all portions of, and throughout, the United States.

         c. Shuler acknowledges that if he fails to fulfill his obligations under this Section 12, the damages to Datakey would be very difficult to determine. Therefore, in addition to any other rights or remedies available to Datakey at law, in equity, or by statute, Shuler hereby consents to the specific enforcement of the provisions of this Section 12 by Datakey through an injunction or restraining order issued by the appropriate court.

         d. To the extent any provision of this Section 12 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 12 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 12 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Shuler acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 12 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

13.      Release of Claims.

         a. In consideration of the new Employment Agreement entered into with Shuler, and the compensation and benefits provided therein, by signing this Agreement, Shuler releases and forever discharges Datakey from any and all manner of claims, demands, actions, liability, damages Shuler may have against Datakey or any affiliates of Datakey, whether known or unknown in connection with law or equity, contract, or tort, arising out of or in connection with Shuler's employment through February 23, 2003, and his Employment Agreement dated January 1, 1999, including specifically Shuler's resignation as Chief Financial Officer of Datakey.

         b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C.
Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C.
Section 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, any claim for retaliation arising under Minn. Stat. Chapter 176, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, sexual harassment, or any other protected class status.

14. Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you acknowledge and agree that Datakey has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you. Datakey encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

15. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 6 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen
(15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must

                  a. Be in writing; and

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                                                                   EXHIBIT 10.19

                  b. Delivered to Timothy Russell at Datakey, Inc., 407 West Travelers Trail, Burnsville, Minnesota 55337-2554.

                  c. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Timothy Russell, as set forth above, and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the 15-day period without rescission. You understand that if you rescind this Agreement in accordance with this Section 15 you will not receive the severance payments described in Section 3 and you will be obligated to return any such payments if already received.

16. Certification of 2003 Financial Statements. Since Shuler was the Company's Chief Financial Officer in 2003, he agrees to certify the Company's 2003 financial statements. Such certification will be an internal certification and will be used by the current Chief Financial Officer and Chief Executive Officer as a basis for their public certifications of the 2003 financial statements.

17.      Miscellaneous.

         a. Waiver by Datakey of a breach of any provision of this Agreement by Shuler shall not operate or be construed as a waiver of any subsequent breach by Shuler.

         b. This Agreement shall be binding upon and inure to the benefit of Datakey, its successors and assigns, and as to Shuler, his heirs, personal representatives, estate, legatees, and assigns.

         c. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, and specifically the Employment Agreement dated January 1, 1999, whether written or oral relating hereto.

         d. This Agreement shall be governed by and construed under the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the parties have hereto executed this Employment Agreement effective as of the day and year first above written.

                                         DATAKEY, INC.

                                             /s/Timothy Russell
                                             -----------------------------------
                                         By: Timothy Russell, Chief Executive
                                               Officer

                                             /s/Alan G. Shuler
                                             -----------------------------------
                                             Alan G. Shuler

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